UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7000 Shoreline Court, Suite 250, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 243-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                                           Unregistered Sales of Equity Securities.

On April 28, 2015, Veracyte, Inc. (the “Company”) completed a private placement of 4,907,975 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to certain accredited investors at a purchase price of $8.15 per share.  The sale of the shares of Common Stock was made pursuant to the terms of a Securities Purchase Agreement dated as of April 22, 2015 by and among the Company and the investors.  Gross proceeds to the Company from the private placement were approximately $40 million.  Pursuant to the terms of a Registration Rights Agreement dated as of April 22, 2015 by and among the Company and the investors, the Company agreed to register for resale the shares of Common Stock issued in the private placement.  The Securities Purchase Agreement and the Registration Rights Agreement were described under Item 1.01 of the Company’s Current Report on Form 8-K filed on April 24, 2015.

The shares of Common Stock issued in the private placement were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933. The Company relied on this exemption from registration based in part on representations made by the investors.  Piper Jaffray & Co. acted as sole lead placement agent and William Blair & Company, L.L.C. acted as a co-placement agent for the Company in connection with the private placement and received fees of approximately $2.5 million.  The net proceeds to the Company from the private placement, after deducting the placement agent fees and other expenses payable by the Company, are expected to be approximately $37.3 million.

The securities sold in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock or any other securities of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2015

VERACYTE, INC.

	By	/s/ Shelly D. Guyer
	Name:	Shelly D. Guyer
	Title:	Chief Financial Officer